Exhibit 3.44

                   CERTIFICATE OF LIMITED PARTNERSHIP OF

                                 [Company]


         WHEREAS, the undersigned, desires to form a limited partnership (to be known as "[Company]") pursuant to the provisions of a Limited Partnership Agreement.

         WHEREAS, the undersigned hereby makes, acknowledges and files with the Secretary of State of Florida the Certificate of Limited Partnership for the purpose of forming, pursuant to the aforesaid Limited Partnership Agreement, a limited partnership in accordance with the laws of the State of Florida.

         NOW THEREFORE, the undersigned hereby certifies as follows:

         1. Name of Partnership: The name of the Partnership shall be [Company].

         2. Office and Agent for Service of Process: The recordkeeping office for the Partnership shall be _________________. The agent for the service of process is ________________ and his address is ____________. The Partnership may change its recordkeeping office or its registered agent, or both, by filing with the Department of State of the State of Florida an amendment complying with this chapter.

         3. Name and Business Address of General Partner: The name and address of the General Partner is as follows:



         4. Mailing Address: The mailing address for the Partnership shall be ________________, attention ______________.

         5. Term: This Limited Partnership shall commence on the date upon which this Certificate of Limited Partnership is duly filed with the Office of the Secretary of State of the State of Florida, and shall continue thereto in accordance with the terms provided in the Limited Partnership Agreement until _________, unless earlier terminated in accordance with the Limited Partnership Agreement.